Exhibit 23.1


Consent of Independent Accountants

We consent to the incorporation by reference in this registration statement of Rayovac Corporation on Form S-8 of our report dated November 22, 1996, on our audits of the consolidated financial statements and financial statement schedule of Rayovac Corporation as of and for the periods ended September 30, 1996 and June 30, 1996 and 1995 appearing in the registration statement on Form S-1 (File No. 333-17895) of Rayovac Corporation filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.


 /s/ Coopers & Lybrand L.L.P.


Milwaukee, Wisconsin
July 25, 1997